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                                 EXHIBIT 10.6

                                  SUMMARY OF
                  1998 EMPLOYEE INCENTIVE COMPENSATION PLAN

PHILOSOPHY

NSP's philosophy is to "pay for performance." This not only means that pay must be linked to Company performance; it also means that pay should be related to individual performance as well. NSP desires to have such a pay-for-performance link with all of its compensation programs, including merit-based performance appraisals, bonus, and stock option programs.

OBJECTIVES

     - Reward for business performance by providing short-term and long-term incentives tied to Company and individual business results.

     - Create an MBO approach in which Company goals and individual objectives are aligned with measurable business results, rather than activities.

     - Focus management and employees on the long- and short-term performance of NSP sales, income and stock performance.

     - Enhance NSP's ability to attract, retain and motivate top organizational contributors.


PERFORMANCE APPRAISAL GUIDELINES

NSP has developed, and is currently using, a computer-assisted appraisal process that helps supervisors manage and evaluate the performance of their employees. The appraisal process emphasizes a three-step cycle involving:

     1. Planning Performance (Reaching mutual agreement on the JOB DUTIES, WEIGHTS, and GOALS)

     2. Coaching Performance (Monitoring and coaching employees through OBSERVATION, FEEDBACK, and DOCUMENTATION), and

     3. Appraising Performance (Formalizing the pay-for-performance link by determining the performance RATING, conducting the annual REVIEW, and giving the REWARD.)


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SHORT-TERM INCENTIVE PROGRAM

NSP's bonus program is well aligned with two of the most important business results, sales and income growth. The current program is straight-forward and motivational but lacks a tie to individual performance.

We also believe that to the extent that individual performance impacts and can be measured against business results that such individual contributions need to affect individual bonus payouts. We suggest that the weighting of company to individual performance should have a ratio of 60/40 (60 percent company performance and 40 percent individual performance). We understand that it will take time to develop MBO-objectives for all employees; and in some cases, it may not be feasible. In those situations, the individual bonus payout will be determined based on the appropriate "Full Bonus-100 percent" schedule. If the individuals performance as determined by the annual performance review is "fully standard," (3.0/5.0), then the employee is eligible to receive full bonus based on the established matrix according to NSP's sales/income growth.

It is true that the "deeper" an employee is in the organization, the farther the "line of sight" may be to business results. However, VPs, directors, and in some cases, managers and other exempt employees have direct or indirect impact to the bottom line that can be measured, if in no other way, through annual budgets.

Bonus is determined after evaluating the degree of performance based on the following definitions of Basic, Target and Outstanding performance:


        -    BASIC PERFORMANCE - Minimal acceptable performance.
        -    TARGET PERFORMANCE - Satisfactory performance.
        -    OUTSTANDING PERFORMANCE - Exceptional performance.

LONG-TERM INCENTIVE PROGRAM

In 1997, NSP has approximately 19,000,000 outstanding shares of stock. We recommend that the company allocate between 1-3 percent of the outstanding shares to a management incentive, non-qualified stock option pool (1 percent = 190,000, 3 percent = 570,000). The granting of management stock options will be based on the increase in sales and operating income in 1998 compared to 1997. Individual performance will also be a factor to determine the amount of options to be granted, following the guidelines of the Short-Term Incentive Program.
The options granted under this program will be subject to a two-year vesting period. The American Compensation Association (ACA) reports in its course, the "Elements of Executive Compensation," that the rule of thumb is that companies allocate 1 percent of the outstanding shares to executive stock option incentives annually. The instruction manual also points out that the percent of total shares varies inversely with the size of the company. Young companies use proportionately more shares, and service companies use more shares than manufacturing companies. (ACA Course C6A p. 5.16) The "1995/96 Long-Term Incentive Compensation Survey Results" published by William M. Mercer, reports that companies with revenues greater than $100mm show the median percent of shares reserved for management incentives is 5 percent.


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